Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in SRx Health Solutions Inc. Registration Statement on Form S-1 of U.S Securities Act of 1933, of our auditor’s report dated July 9, 2025, relating to the consolidated financial statements of SRx Health Solutions Inc. and its subsidiaries (the “Company”) as at September 30, 2024 and 2023, and for each of the years in the two-year period ended September 30, 2024, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts and Legal Matters” in the Form S- 1.

Chartered Professional Accountants

Licensed Public Accountants

December 10, 2025

Burlington, Canada